UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2006

Modtech Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On October 31, 2006, Modtech Holdings, Inc. (the "Company") entered into a Conversion and Repurchase Agreement with the holder of its August 5, 2005 Amended and Restated Senior Subordinated Secured Convertible Note (the "Note"). Pursuant to the Conversion and Repurchase Agreement, the holder of the Note agreed to convert $7,820,000 of the principal amount of the Note into 1,000,000 shares of the Company's common stock (the "Conversion Shares") and to allow the repurchase of $9,746,666 of outstanding principal amount of the Note for $8,000,000 (the "Repurchase Amount"). Five Million Dollars of the Repurchase Amount was paid on October 31, 2006. The $3,000,000 balance is due within 5 business days. The Company also agreed to register the 189,189 shares of its common stock issued to the Note holder in connection with a partial conversion of the Note on May 4, 2006. The registration will be pursuant to a separate Registration Rights Agreement between the Company and the Note holder which requires the Company to file a registration statement within 90 days following October 31, 2006.

Upon issuance of the Conversion Shares and payment of the balance of the Repurchase Amount, the Note will be canceled. If the balance of the Repurchase Amount is not paid within the required 5 business days, the outstanding principal amount of the Note shall be reduced to $4,746,666 and the Note shall remain outstanding.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the Conversion and Repurchase Agreement described in Item 1.01, on October 31, 2006, the Company issued the Conversion Shares to the Note holder. The issuance was at a conversion price of $7.82 per share. The Company did not receive any gross proceeds from the issuance of the Conversion Shares.

The issuance of the Conversion Shares was made in reliance upon the exemption from registration set forth in Section 4(2) and Regulation D of the Securities Act of 1933. The offer and sale of the Conversion Shares was conducted without general solicitation or advertising and made only to a single "accredited investor" under Rule 501 of Regulation D. The Conversion Shares have been registered for resale under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1 Conversion and Repurchase Agreement
Exhibit 10.2 Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 1, 2006

Modtech Holdings, Inc.

By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer